Exhibit 97.1

Equity Bancshares, Inc.

Compensation Recovery Policy

(Effective November 1, 2023)

The following Equity Bancshares, Inc. Compensation Recovery Policy (the “Policy”) is hereby adopted by the Board of Directors (the “Board”) of Equity Bancshares, Inc. (the “Company”), effective November 1, 2023 (the “Effective Date”). The Policy is the successor to and restates the Company’s Compensation Recovery Policy that was adopted October 1, 2021 (the “Prior Policy”).

The Policy is intended to comply with Section 10D of the Securities and Exchange Act of 1934 (the “Exchange Act”), Rule 10D-1 thereunder, and the applicable rules of the New York Stock Exchange or any other national securities exchange on which the Company’s securities are then listed (the “Exchange”) and will be interpreted and administered consistent with that intent.

1.
Definitions. For purposes of the Policy, the following definitions apply:
(a)
“Board” has the meaning given in the first paragraph of the Policy.
(b)
“Company” has the meaning given in the first paragraph of the Policy.
(c)
“Committee” has the meaning given in Section 3.
(d)
“Company Group” means the Company, together with each of its direct and indirect subsidiaries.
(e)
“Covered Incentive Compensation” means, in connection with a Restatement and with respect to each individual who was a Covered Individual at any time during the applicable performance period for any Incentive-Based Compensation (whether or not such Covered Individual is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company Group), all Incentive-Based Compensation received by such Covered Individual (i) on or after the Effective Date, (ii) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (iii) during the applicable Recovery Period.
(f)
“Covered Individual” means any (i) Officer or (ii) Other Employee.
(g)
“Effective Date” has the meaning given in the first paragraph of the Policy.
(h)
“Erroneously Awarded Compensation” means, with respect to each Covered Individual in connection with a Restatement, the amount of Covered Incentive Compensation that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid.
(i)
“Exchange” has the meaning given in the second paragraph of the Policy.
(j)
“Exchange Act” has the meaning given in the second paragraph of the Policy.
(k)
“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from those measures, whether or not the measure is presented

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within the financial statements or included in a filing with the SEC. Stock price and total shareholder return are financial reporting measures.
(l)
“Incentive-Based Compensation” means any compensation that is awarded, earned or vested based in whole or in part on the attainment of a Financial Reporting Measure. Base salaries, bonuses or equity awards paid solely upon satisfying one or more subjective standards, strategic or operational measures, or continued employment are not considered Incentive-Based Compensation, unless the awards were granted, paid or vested based in part on a Financial Reporting Measure.
(m)
“Misconduct” means a determination by the Committee that a Covered Individual has (i) engaged in gross negligence, incompetence, or misconduct in the performance of the Covered Individual’s duties with respect to the Company; (ii) failed to materially perform his or her duties and responsibilities to any member of the Company Group; (ii) materially breached any written agreement with any member of the Company Group; (d) materially breached any Company Group corporate policy or code of conduct applicable to the Covered Individual; (e) engaged in conduct that is, or could reasonably expected to be, materially injurious to the business or reputation of any member of the Company Group; (f) committed an act of theft, fraud, embezzlement or misappropriation of Company Group property; (g) breached a fiduciary duty owing to any member of the Company Group; or (h) been convicted of, pleaded no contest to, or received adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty, or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).
(n)
“Officer” means a current or former “officer” of the Company within the meaning of Exchange Act Rule 16a-1.
(o)
“Other Employee” means any current or former employee of the Company Group, other than an Officer, who receives Incentive-Based Compensation on or after the Effective Date.
(p)
“Policy” means this Compensation Recovery Policy, as the same may be amended and/or restated from time to time.
(q)
“Recovery Period” means, with respect to any Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.
(r)
“Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement that corrects errors (i) that are material to previously issued financial statements, or (ii) that are not material to previously issued financial statements but would result in a material misstatement if the errors were left uncorrected in the current report or the error correction was recognized in the current period.

For purposes of this policy, a Restatement shall not be deemed to occur in the event of a revision of the Company’s financial statements due to an out-of-period adjustment (i.e., when the error is immaterial to the previously issued financial statements and the correction of the error is also immaterial to the current period) or a retrospective (i) application of a change in accounting principles; (ii) revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; or (v) revision for stock splits, reverse stock splits, stock dividends, or other changes in capital structure.

(s)
“Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the Board or any officer of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement, or (ii) the date of court, regulator or other legally authorized body directs the Company to prepare a Restatement.
(t)
“SEC” means the Securities and Exchange Commission.
2.
Effective Date and Coverage. The Policy will apply to all Incentive-Based Compensation received by a Covered Individual on or after the Effective Date to the extent permitted or required by applicable law or the rules of the Exchange. The Prior Policy shall apply with respect to any Incentive Compensation (as defined in the Prior Policy) received by any Covered Individual (as defined in the Prior Policy) before the Effective Date.
3.
Administration. The Policy will be administered by the Compensation Committee of the Board (the “Committee”). The Committee will have full and final authority to make any and all determinations required under the Policy. Any determination by the Committee with respect to the Policy will be final, conclusive and binding on all parties.
4.
Repayment of Erroneously Awarded Compensation upon a Restatement.
(a)
In the event of a Restatement, the Committee will promptly (and in all events within ninety (90) days after the Restatement Date) determine the amount of any Erroneously Awarded Compensation for each Covered Individual in connection with such Restatement and will promptly thereafter provide each Covered Individual with a written notice containing the amount of Erroneously Awarded Compensation and a demand for repayment or return, as applicable. For Incentive-Based Compensation based on (or derived from) stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Restatement, the amount will be determined by the Committee based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received (in which case, the Company will maintain documentation of such determination of that reasonable estimate and provide such documentation to the Exchange). Notwithstanding anything to the contrary in this Section 4, the Company has no obligation to seek recovery of amounts that are granted, vested, or earned based solely upon the occurrence or non-occurrence of non-financial events. Such exempt compensation includes, without limitation, base salary; time-vesting awards; compensation awarded on the basis of the achievement of metrics that are not Financial Reporting Measures; and compensation awarded solely at the discretion of the Committee, the Board, or a group composed entirely of independent members of the Board; provided that such amounts are in no way contingent on, and were not in any way granted on the basis of, the achievement of any Financial Reporting Measure.
(b)
The Committee will have broad discretion to determine the appropriate means of recovery of Erroneously Awarded Compensation based on all applicable facts and circumstances and taking into account the time value of money and the cost to shareholders of delaying recovery. To the extent that the Committee determines that any method of recovery (other than repayment by the Covered Individual in a lump sum in cash or property) is appropriate, the Company will offer to enter into a repayment agreement (in a form reasonable acceptable to the Committee) with the Covered Individual. If the Covered Individual accepts such offer and signs the repayment agreement within thirty (30) days after such offer is extended, the Company will countersign such repayment agreement. If the Covered Individual fails to sign the repayment agreement within thirty (30) days after such offer is extended, the Covered Individual will be required to repay to the Company Group the Erroneously Awarded Compensation in a lump sum in cash

(or such property as the Committee agrees to accept with a value equal to such Erroneously Awarded Compensation) on or prior to the date that is one hundred twenty (120) days following the Restatement Date. For the avoidance of doubt, except as set forth in Section 4(d) or (e) below, in no event may the Company Group accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of a Covered Individual’s obligations hereunder.
(c)
To the extent that a Covered Individual fails to repay all Erroneously Awarded Compensation to the Company when due (as determined in accordance with Section 4(b) above), the Company will, or will cause one or more other members of the Company Group to, take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Covered Individual. The applicable Covered Individual will be required to reimburse the Company Group for any and all expenses reasonably incurred (including legal fees) by the Company Group in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.
(d)
Notwithstanding anything herein to the contrary, the Committee has the discretion to waive application of Section 4(b) with respect to any Incentive-Based Compensation received by a Covered Individual during such time as such Covered Individual was not serving as an Officer.
(e)
Notwithstanding anything herein to the contrary, the Committee will not be required to take the actions contemplated by Section 4(b) above if the following conditions are met and the Committee determines that recovery would be impracticable:
(i)
The direct expenses paid to a third party to assist in enforcing the Policy against a Covered Individual would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously Awarded Compensation, documented such attempts and provided such documentation to the Exchange;
(ii)
Recovery would violate home country law where that law was adopted prior to November 28, 2022; provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to the Exchange, that recovery would result in such a violation and a copy of the opinion is provided to the Exchange; or
(iii)
Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company Group, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
5.
Recovery of Incentive-Based Compensation for Misconduct. If the Committee determines that a Covered Individual has committed an act constituting Misconduct, the Committee may, in its sole discretion and without limiting any other rights the Company may have under this Policy or otherwise, take remedial action as it deems appropriate against such Covered Individual. Remedial action may include, but is not limited to, the Committee taking action to recover any or all of the Incentive-Based Compensation that such Covered Individual was awarded during the period beginning thirty-six (36) months prior to the date of Misconduct and ending thirty-six (36) months after the date of Misconduct. Before the Committee determines to seek recovery pursuant to this Section 5, it shall provide, where feasible, the Covered Individual with written notice and the opportunity to be heard, at a meeting of the Committee (which may be in-person or telephonic, as determined by the Committee). The Committee shall have full and final authority to make all determinations under Section 5, including without limitation whether this Section 5 applies and, if so, the Incentive-Based Compensation to be repaid or forfeited by the applicable Covered Individual. All determinations and decisions made by the Committee pursuant to this Section 5 shall be final, conclusive and binding on all persons, including the Company, its subsidiaries, its stockholders and employees.
6.
Reporting and Disclosure. The Company will file all disclosures with respect to the Policy in accordance with the requirement of the federal securities laws, including the disclosure required by the applicable SEC filings.
7.
Indemnification Prohibition. No member of the Company Group will be permitted to indemnify any Covered Individual against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of the Policy, or (ii) any claims relating to the Company Group’s enforcement of its rights under Section 4. Further, no member of the Company Group will enter into any agreement that exempts any Incentive-Based Compensation from the application of Section 4 or that waives the Company Group’s right to recovery of any Erroneously Awarded Compensation and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date).
8.
Covered Individual Acknowledgement. Each Covered Individual will be required to sign and return to the Company an “Acknowledgement and Agreement” substantially in the form attached hereto as Exhibit A pursuant to which such Covered Individual agrees to be bound by the terms of and comply with the Policy.
9.
Amendment; Termination. The Committee may amend the Policy from time to time in its discretion and shall amend the Policy as it deems necessary, including as and when it determines that it is legally required by any federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are listed. The Committee may terminate the Policy at any time. Notwithstanding anything in this Section 9 to the contrary, no amendment or termination of the Policy will be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are the listed.
10.
Other Recovery Rights; No Additional Payments. The Committee intends that the Policy will be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement, or any other agreement entered into on or after the Effective Date will, as a condition to the grant of any benefit thereunder, require a Covered Individual to agree to abide by the terms of the Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company Group under applicable law (including, without limitation, the Sarbanes-Oxley Act of 2002), regulation or rule or pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company Group.
11.
Successors. The Policy shall be binding and enforceable against all Covered Individuals and their beneficiaries, heirs, executors, administrators or other legal representatives.

EXHIBIT A

Equity Bancshares, Inc. Compensation Recovery Policy

Form of Acknowledgement and Agreement

This Equity Bancshares, Inc. Compensation Recovery Policy Acknowledgment and Agreement (this “Agreement”) is entered into effective as of the 1st day of November, 2023 (the “Effective Date”), between Equity Bancshares, Inc. (the “Company”) and __________________ (the “Covered Individual”). Capitalized terms used but not defined in this Agreement have the meanings ascribed such terms in the Equity Bancshares, Inc. Compensation Recovery Policy, as adopted by the Board effective November 1, , 2023 (as the same may be amended and/or restated from time to time (the “Compensation Recovery Policy”).

Recitals:

WHEREAS, the Covered Individual is an Officer or Other Employee, each within the meaning of the Compensation Recovery Policy;

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) administers the Compensation Recovery Policy; and

WHEREAS, in consideration of, and as a condition to the Covered Individual’s receipt of any Incentive-Based Compensation (as defined in the Compensation Recovery Policy) on or after the Effective Date, the Covered Individual and the Company are entering into this Agreement.

Agreement:

NOW, THEREFORE, the Company and the Covered Individual hereby agree as follows:

1.
The Covered Individual acknowledges receipt of the Compensation Recovery Policy, a copy of which is attached hereto as Annex A and is incorporated into this Agreement by reference in its entirety. Capitalized terms used but not defined in this Agreement have the meanings ascribed such terms in the Compensation Recovery Policy.
2.
The Covered Individual represents that he or she has read and fully understands the Compensation Recovery Policy and has had the opportunity to ask the Committee questions regarding the Compensation Recovery Policy.
3.
The Covered Individual hereby acknowledges and agrees that the Compensation Recovery Policy shall apply to any Incentive-Based Compensation received by the Covered Individual on or after the Effective Date, and all such Incentive-Based Compensation shall be subject to repayment or forfeiture under the Compensation Recovery Policy.
4.
Each award agreement or other document setting forth the terms and conditions of any Incentive-Based Compensation receivable by the Covered Individual on or after the Effective Date, is hereby amended to incorporate by reference the terms of this Agreement and the Compensation Recovery Policy in their entirety. In the event of any inconsistency between the provisions of the Compensation Recovery Policy and the applicable award agreement or other document setting forth the terms and conditions of any Incentive-Based Compensation, the terms of the Compensation Recovery Policy shall govern.

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5.
The repayment or forfeiture of Covered Incentive Compensation pursuant to the Compensation Recovery Policy and this Agreement shall not in any way limit or affect the right of any member of the Company Group to pursue disciplinary action or dismissal, take legal action or pursue any other available remedies available to such Company Group member. This Agreement and the Compensation Recovery Policy shall not replace, and shall be in addition to, any rights of the Company Group to recover Covered Incentive Compensation, or any other compensation, from the Covered Individual under any agreement between the Covered Individual and any member of the Company Group, or pursuant to applicable laws and regulations, including but not limited to the Sarbanes-Oxley Act of 2002.
6.
The Covered Individual acknowledges that his or her execution of this Agreement is in consideration of, and is a condition to, the receipt by the Covered Individual of any Incentive-Based Compensation from any member of the Company Group on and after the Effective Date; provided, however, that nothing in this Agreement shall be deemed to entitle the Covered Individual to receive any such Incentive-Based Compensation.
7.
This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all counterparts hereby so signed, whether or not such counterpart bears the execution of each of the parties hereto, will be deemed to be, and construed as, one and the same Agreement. A facsimile or electronic scan in “PDF” format of an original counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.
8.
To the extent not preempted by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Kansas, without reference to principles of conflict of laws. No modifications, waivers or amendments of the terms of this Agreement shall be effective unless in writing and signed by the parties or their respective duly authorized agents. Each of this Agreement and the Compensation Recovery Policy shall survive and continue in full force in accordance its terms notwithstanding any termination of the Covered Individual’s employment or service with the Company Group. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Covered Individual, and the successors and assigns of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EQUITY BANCSHARES, INC.

By:
Name:
Title:

COVERED INDIVIDUAL

Name:
Title: